Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust:

With respect to the Dreyfus Institutional Income Advantage Fund (a series of The Dreyfus/Laurel Funds Trust) filing on Form N-1A included herein, we consent to the reference to our firm name under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
June 21, 2010